Exhibit 99.1

Radian Announces Second Quarter 2016 Financial Results

-- Net income of $98 million or $0.44 per diluted share --

-- Adjusted diluted net operating income per share of $0.38 --

-- New MI business volume grows 60% over first quarter 2016 and 10% over last year --

-- Book value per share increases 16% year-over-year to $13.09 --

PHILADELPHIA--(BUSINESS WIRE)--July 28, 2016--Radian Group Inc. (NYSE: RDN) today reported net income from continuing operations for the quarter ended June 30, 2016, of $98.1 million, or $0.44 per diluted share. This compares to net income from continuing operations for the quarter ended June 30, 2015, of $45.2 million, or $0.20 per diluted share. Pretax income from continuing operations for the quarter ended June 30, 2016, was $156.5 million, compared to $80.0 million for the quarter ended June 30, 2015.

Key Financial Highlights (dollars in millions, except per share data)
	Quarter Ended June 30, 2016	Quarter Ended June 30, 2015	Percent Change
Net income from continuing operations	$98.1	$45.2	117%
Diluted net income per share from continuing operations	$0.44	$0.20	120%
Pretax income from continuing operations	$156.5	$80.0	96%
Adjusted pretax operating income	$131.4	$147.3	(11%)
Adjusted diluted net operating income per share *	$0.38	$0.40	(5%)
Net premiums earned - insurance	$229.1	$237.4	(3%)
New Mortgage Insurance Written (NIW)	$12,921	$11,751	10%
Book value per share	$13.09	$11.28	16%
*	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate of 35 percent.

Adjusted pretax operating income for the quarter ended June 30, 2016, was $131.4 million, compared to $147.3 million for the quarter ended June 30, 2015. Adjusted diluted net operating income per share for the quarter ended June 30, 2016, was $0.38, compared to $0.40 for the quarter ended June 30, 2015. See “Non-GAAP Financial Measures” below.

Book value per share at June 30, 2016 was $13.09, an increase of 5 percent from $12.42 at March 31, 2016, and an increase of 16 percent from $11.28 at June 30, 2015.

“Radian continued to deliver excellent results in the second quarter, adding to insurance in force with high-quality new business that is expected to generate attractive returns and strengthen our company,” said Radian’s Chief Executive Officer S.A. Ibrahim. “We were also successful in enhancing our holding company liquidity position, and in taking the next steps to accelerate our capital plan.”

SECOND QUARTER HIGHLIGHTS

Mortgage Insurance

  New mortgage insurance written (NIW) grew to $12.9 billion for the quarter, an increase of 60 percent compared to $8.1 billion in the first quarter of 2016 and an increase of 10 percent compared to $11.8 billion in the prior-year quarter.
    Of the $12.9 billion in new business written in the second quarter of 2016, 26 percent was written with single premiums, which represents a decrease from the first quarter of 2016. Net single premiums written, after consideration of the 35 percent ceded under the company’s Single Premium QSR, was 17 percent in the second quarter of 2016.
    Refinances accounted for 18 percent of total NIW in the second quarter of 2016, compared to 19 percent in the first quarter of 2016, and 23 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.

  Total primary mortgage insurance in force as of June 30, 2016, grew to $177.7 billion, compared to $175.4 billion as of March 31, 2016, and $172.7 billion as of June 30, 2015.
    The composition of Radian’s mortgage insurance portfolio has significantly improved over the past several years:
      86 percent of primary mortgage insurance risk in force consisted of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
      57 percent of primary mortgage insurance risk in force in the second quarter of 2016 consisted of loans with FICO scores greater than or equal to 740, compared to 26 percent of loans in 2007.
      7 percent of primary mortgage insurance risk in force in the second quarter of 2016 consisted of loans with a loan-to-value (LTV) greater than 95 percent, compared to 24 percent of loans in 2007.
    Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 79.9 percent as of June 30, 2016, compared to 79.4 percent as of March 31, 2016, and 80.1 percent as of June 30, 2015.
    Annualized persistency for the three-months ended June 30, 2016, was 78.0 percent, compared to 82.3 percent for the three-months ended March 31, 2016, and 76.2 percent for the three-months ended June 30, 2015.
  Total net premiums earned were $229.1 million for the quarter ended June 30, 2016, which is net of $19.8 million in ceded premiums, compared to $221.0 million for the quarter ended March 31, 2016, which is net of $19.4 million in ceded premiums, and $237.4 million for the quarter ended June 30, 2015, which is net of $12.4 million in ceded premiums. Notable variable items impacting net premiums earned include:
    Single Premium Policy cancellations, which are net of ceded premiums, were $14.8 million in the second quarter, compared to $9.8 million in the first quarter of 2016, and $25.0 million in the second quarter of 2015.
    Ceded premiums are net of accrued profit commission on reinsurance transactions of $7.9 million in the second quarter, compared to $6.1 million in the first quarter of 2016, and $5.8 million in the second quarter of 2015.
    Additional details may be found in Exhibit D.

  The mortgage insurance provision for losses was $50.1 million in the second quarter of 2016, compared to $43.3 million in the first quarter of 2016, and $31.6 million in the prior-year period.
    The loss ratio in the second quarter was 21.9 percent, compared to 19.6 percent in the first quarter of 2016 and 13.3 percent in the second quarter of 2015. The loss ratios in the first quarter of 2016 and second quarter of 2015 were impacted by a positive reserve development on prior year defaults.
    Mortgage insurance loss reserves were $848.4 million as of June 30, 2016, compared to $891.3 million as of March 31, 2016, and $1,204.8 million as of June 30, 2015.
    Primary reserve per primary default (excluding IBNR and other reserves) was $24,609 as of June 30, 2016. This compares to primary reserve per primary default of $24,959 as of March 31, 2016, and $27,279 as of June 30, 2015.
  The total number of primary delinquent loans decreased by 3 percent in the second quarter from the first quarter of 2016, and by 21 percent from the second quarter of 2015. The primary mortgage insurance delinquency rate decreased to 3.4 percent in the second quarter of 2016, compared to 3.5 percent in the first quarter of 2016, and 4.3 percent in the second quarter of 2015.
  Total mortgage insurance claims paid were $90.7 million in the second quarter, compared to $127.7 million in the first quarter of 2016, and $212.0 million in the second quarter of 2015. The company continues to expect claims paid for the full-year 2016 of approximately $400 million.

Mortgage and Real Estate Services

  The Services segment is primarily comprised of the operations for Clayton Holdings LLC, a leading provider of risk-based analytics, residential loan due diligence, consulting, surveillance and staffing solutions. The company also provides customized Real Estate Owned (REO) asset management and single-family rental component services through its Green River Capital subsidiary;
    advanced Automated Valuation Models, Broker Price Opinions and technology solutions to monitor loan portfolio performance, acquire and track non-performing loans, and value and sell residential real estate through its Red Bell Real Estate subsidiary;
    real estate valuation, title, closing and settlement services as well as technology solutions for vendor management through its ValuAmerica subsidiary; and
    a global reach through its Clayton EuroRisk subsidiary.

  Total revenues for the second quarter were $39.0 million, compared to $32.2 million for the first quarter of 2016, and $44.6 million for the second quarter of 2015.
  The adjusted pretax operating income before corporate allocations for the quarter ended June 30, 2016, was $1.2 million, compared to a loss of $3.7 million for the quarter ended March 31, 2016, and income of $7.6 million for the quarter ended June 30, 2015. Services adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended June 30, 2016 was $2.0 million, compared to a loss of $3.1 million for the quarter ended March 31, 2016, and income of $8.1 million for the quarter ended June 30, 2015. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits G and H.

Consolidated Expenses

Other operating expenses were $65.7 million in the second quarter, compared to $59.0 million in the first quarter of 2016, and $67.7 million in the second quarter of last year.

  Notable variable items impacting other operating expenses include:
    The company’s investment to significantly upgrade its technology systems, which represented $2.4 million in the second quarter, compared to $2.3 million in the first quarter of 2016, and $1.3 million in the second quarter of 2015.
    Severance charges of $0.3 million in the second quarter, compared to $3.0 million in the first quarter of 2016, and $0.7 million in the second quarter of 2015.
    An increase in expense related to annual grants of new equity-settled long-term incentive awards, primarily due to the acceleration of such expense for retirement-eligible employees, which represented $7.3 million in the second quarter. In the second quarter of 2015, the increase in expense related to the impact of stock price appreciation on the estimated fair value of cash-settled equity-based long-term incentive awards represented $5.3 million.
    Additional details may be found in Exhibit D.

  Operating expenses before corporate allocations for the second quarter of 2016 were comprised of $36.1 million for the Mortgage Insurance segment, compared to $33.8 million in the first quarter of 2016, and $41.9 million in the second quarter of last year.
  Operating expenses before corporate allocations for the second quarter of 2016 were comprised of $12.5 million for the Services segment, compared to $13.9 million in the first quarter of 2016, and $11.5 million in the second quarter of last year.
    A significant portion of the severance charges in 2016 reflected in the company’s consolidated expenses was related to a reduction in force in the Services segment.

CAPITAL AND LIQUIDITY UPDATE

  As previously announced, on June 30, 2016, Radian Guaranty redeemed its $325 million surplus note due to Radian Group, which immediately resulted in a $325 million increase to Radian Group’s available liquidity. The redemption of the surplus note was approved by the Pennsylvania Insurance Department. Following the redemption, Radian Group maintained $718 million of available liquidity as of June 30, 2016.
  The company also recently announced its intent to utilize a portion of its liquidity in order to accelerate its capital plan, with the objective of better positioning Radian Group for a return to investment grade ratings in the future. Consistent with this strategy, Radian’s Board of Directors authorized the following actions:
    An additional share repurchase of up to $125 million of the company’s common stock
    The early redemption of the remaining $196 million face value of its 9.000% Senior Notes due 2017
  On July 13, 2016, Radian Group notified the holders of its outstanding 9.000% Senior Notes due 2017 that the company will redeem the entire $196 million aggregate principal amount outstanding of the Notes on August 12, 2016. The company will publicly announce the redemption price as soon as reasonably practical after it is calculated.
  During the second quarter, the company purchased approximately $12.4 million face value of its outstanding 2.25% Convertible Senior Notes due 2019. Radian’s capital strategy continues to include opportunistically removing the company’s outstanding Convertible Senior Notes from its capital structure and potentially the redemption, repurchase, or exchange of a portion of its other outstanding senior debt.

CONFERENCE CALL

Radian will discuss second quarter financial results in a conference call today, Thursday, July 28, 2016, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.288.8960 inside the U.S., or 612.332.0107 for international callers, using passcode 398387 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 398387.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted pretax operating income adjusts GAAP pretax income from continuing operations to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization and impairment of intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income taxes, depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services adjusted EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G or Radian’s website for a description of these items, as well as Exhibit H for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned-Insurance and Other Operating Expenses
Exhibit E:	Discontinued Operations
Exhibit F:	Segment Information
Exhibit G:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit H:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit I:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit J:	Mortgage Insurance Supplemental Information
Insurance in Force, Risk in Force by Product and Statutory Capital Ratios
Exhibit K:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit L:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit M:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit N:	Mortgage Insurance Supplemental Information
QSR, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Exhibit A

	2016		2015
(In thousands, except per share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Revenues:
Net premiums earned - insurance	$229,085	$220,950	$226,443	$227,433	$237,437
Services revenue	38,294	31,600	37,493	42,189	43,503
Net investment income	28,839	27,201	22,833	22,091	19,285
Net gains (losses) on investments and other financial instruments	30,527	31,286	(13,402)	3,868	28,448
Other income	3,423	1,915	1,515	1,711	1,743
Total revenues	330,168	312,952	274,882	297,292	330,416

Expenses:
Provision for losses	49,725	42,991	56,805	64,192	32,560
Policy acquisition costs	5,393	6,389	4,831	2,880	6,963
Direct cost of services	24,858	21,749	22,241	24,949	23,520
Other operating expenses	65,680	58,989	59,570	65,082	67,731
Interest expense	22,546	21,534	20,996	21,220	24,501
Loss on induced conversion and debt extinguishment	2,108	55,570	2,320	11	91,876
Amortization and impairment of intangible assets	3,311	3,328	3,409	3,273	3,281
Total expenses	173,621	210,550	170,172	181,607	250,432

Pretax income from continuing operations	156,547	102,402	104,710	115,685	79,984
Income tax provision (benefit)	58,435	36,153	30,182	45,594	34,791
Net income from continuing operations	98,112	66,249	74,528	70,091	45,193
Income (loss) from discontinued operations, net of tax	—	—	—	—	4,855
Net income	$98,112	$66,249	$74,528	$70,091	$50,048

Diluted net income per share:
Net income from continuing operations	$0.44	$0.29	$0.32	$0.29	$0.20
Income from discontinued operations, net of tax	—	—	—	—	0.02
Net income	$0.44	$0.29	$0.32	$0.29	$0.22

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	21.9%	19.6%	25.1%	28.2%	13.3%
Expense ratio (1)	24.4%	22.4%	22.7%	23.9%	25.8%

(1)	Calculated on a GAAP basis using net premiums earned.

On April 1, 2015, Radian Guaranty completed the previously disclosed sale of 100% of the issued and outstanding shares of Radian Asset Assurance to Assured, pursuant to the Radian Asset Assurance Stock Purchase Agreement dated as of December 22, 2014. As a result, the operating results of Radian Asset Assurance are classified as discontinued operations for all periods presented in our condensed consolidated statements of operations. See Exhibit E for additional information on discontinued operations.

Radian Group Inc. and Subsidiaries
Net Income Per Share
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2016		2015
(In thousands, except per share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income from continuing operations:
Net income from continuing operations—basic	$98,112	$66,249	$74,528	$70,091	$45,193
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	913	3,390	3,664	3,714	3,707
Net income from continuing operations—diluted	$99,025	$69,639	$78,192	$73,805	$48,900

Net income:
Net income from continuing operations—basic	$98,112	$66,249	$74,528	$70,091	$45,193
Income (loss) from discontinued operations, net of tax	—	—	—	—	4,855
Net income—basic	98,112	66,249	74,528	70,091	50,048
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	913	3,390	3,664	3,714	3,707
Net income—diluted	$99,025	$69,639	$78,192	$73,805	$53,755

Average common shares outstanding—basic	214,274	203,706	206,872	207,938	193,112
Dilutive effect of Convertible Senior Notes due 2017 (2)	12	—	1,057	1,798	12,438
Dilutive effect of Convertible Senior Notes due 2019	8,928	33,583	37,736	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	2,989	2,418	2,316	3,323	3,364
Adjusted average common shares outstanding—diluted	226,203	239,707	247,981	250,795	246,650

Net income per share:
Basic:
Net income from continuing operations	$0.46	$0.33	$0.36	$0.34	$0.23
Income (loss) from discontinued operations, net of tax	—	—	—	—	0.03
Net income	$0.46	$0.33	$0.36	$0.34	$0.26

Diluted:
Net income from continuing operations	$0.44	$0.29	$0.32	$0.29	$0.20
Income (loss) from discontinued operations, net of tax	—	—	—	—	0.02
Net income	$0.44	$0.29	$0.32	$0.29	$0.22

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements and convertible debt were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2016		2015
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	1,042	709	728	469	264
Shares of Convertible Senior Notes due 2017	—	1,902	—	—	—

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2016	2016	2015	2015	2015

Assets:
Investments	$4,636,914	$4,470,172	$4,298,686	$4,376,771	$4,309,148
Cash	55,062	64,844	46,898	69,030	51,381
Restricted cash	9,298	10,060	13,000	10,280	12,633
Accounts and notes receivable	77,170	66,340	61,734	65,951	72,093
Deferred income taxes, net	444,513	518,059	577,945	601,893	651,238
Goodwill and other intangible assets, net	282,703	286,069	289,417	287,334	290,640
Prepaid reinsurance premium	229,231	228,718	40,491	44,091	47,835
Other assets	332,372	325,129	313,929	305,566	301,536
Total assets	$6,067,263	$5,969,391	$5,642,100	$5,760,916	$5,736,504

Liabilities and stockholders’ equity:
Unearned premiums	$677,599	$673,887	$680,300	$676,938	$665,947
Reserve for losses and loss adjustment expense	848,379	891,348	976,399	1,098,570	1,204,792
Long-term debt	1,278,051	1,286,466	1,219,454	1,230,246	1,224,892
Reinsurance funds withheld	163,360	151,104	—	—	—
Other liabilities	294,507	306,188	269,016	311,855	278,929
Total liabilities	3,261,896	3,308,993	3,145,169	3,317,609	3,374,560

Equity component of currently redeemable convertible senior notes	—	—	—	7,737	8,546

Common stock	232	232	224	224	226
Additional paid-in capital	1,887,960	1,880,173	1,823,442	1,825,034	1,816,545
Retained earnings	855,070	757,202	691,742	617,731	548,161
Accumulated other comprehensive income (loss)	62,105	22,791	(18,477)	(7,419)	(11,534)
Total stockholders’ equity	2,805,367	2,660,398	2,496,931	2,435,570	2,353,398
Total liabilities and stockholders’ equity	$6,067,263	$5,969,391	$5,642,100	$5,760,916	$5,736,504

Shares outstanding	214,284	214,265	206,872	206,870	208,587

Book value per share	$13.09	$12.42	$12.07	$11.77	$11.28

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance and Other Operating Expenses
Exhibit D

	2016		2015
(In millions)	Qtr 2	Qtr 1	Qtr 2

Premiums earned - insurance:
Direct	$248,938	$240,330	$249,797
Assumed	9	9	10
Ceded	(19,862)	(19,389)	(12,370)
Net premiums earned - insurance	$229,085	$220,950	$237,437

Notable variable items (1):
Single Premium Policy cancellations	$14,841	$9,783	$24,975
Profit commission - reinsurance (2)	7,891	6,134	5,760
Total	$22,732	$15,917	$30,735

Other operating expenses	$65,680	$58,989	$67,731

Notable variable items (3):
Technology upgrade project (4)	$2,443	$2,271	$1,304
Severance costs	277	3,040	665
Increase (decrease) in long-term incentive compensation (5)	7,271	—	5,345
Ceding commissions	(6,297)	(5,820)	(3,304)
Total	$3,694	$(509)	$4,010

(1)	Affecting net premiums earned-insurance.
(2)

For the first and second quarters of 2016, the amounts represent the profit commission on the Single Premium QSR Transaction. For the second quarter of 2015, the amount represents an accrual for the profit commission on the Second QSR Transaction.

(3)	Affecting other operating expenses.
(4)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(5)

Represents the impact of specifically identified items during the quarters shown. The expense increase in the second quarter of 2016 related to annual grants of new equity-settled long-term incentive awards, primarily due to the acceleration of such expense for retirement-eligible employees. The annual grants for 2015 were made in the third quarter of 2015. The expense increase in the second quarter of 2015 represents the impact of stock price appreciation on the estimated fair value of cash-settled equity-based long-term incentive awards that were valued, in large part, relative to the price of Radian Group’s common stock. Now that substantially all of the cash-settled awards have vested, this expense volatility due to the level of Radian’s stock price is not expected in the future.

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit E

The income from discontinued operations, net of tax consisted of the following components for the periods indicated:

2015
(In thousands)	Qtr 2
Net premiums earned	$—
Net investment income	—
Net gains (losses) on investments and other financial instruments	7,818
Change in fair value of derivative instruments	—
Total revenues	7,818

Provision for losses	—
Policy acquisition costs	—
Other operating expense	—
Total expenses	—

Equity in net income (loss) of affiliates	—
Income (loss) from operations of businesses held for sale	7,818
Income (loss) on sale	(350)
Income tax provision (benefit)	2,613
Income (loss) from discontinued operations, net of tax	$4,855

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit F (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits G and H.

	Mortgage Insurance
	2016		2015
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums written - insurance	$232,353	$26,310 (1)	$233,347	$242,168	$251,082
Decrease (increase) in unearned premiums	(3,268)	194,640	(6,904)	(14,735)	(13,645)
Net premiums earned - insurance	229,085	220,950	226,443	227,433	237,437
Net investment income	28,839	27,201	22,833	22,091	19,285
Other income	3,424	1,915	1,515	1,711	1,743
Total	261,348	250,066	250,791	251,235	258,465

Provision for losses	50,074	43,275	56,817	64,128	31,637
Policy acquisition costs	5,393	6,389	4,831	2,880	6,963
Other operating expenses before corporate allocations	36,126	33,829	37,406	36,632	41,853
Total (2)	91,593	83,493	99,054	103,640	80,453
Adjusted pretax operating income before corporate allocations	169,755	166,573	151,737	147,595	178,012
Allocation of corporate operating expenses	14,286	9,329	9,251	14,893	12,516
Allocation of interest expense	18,124	17,112	16,582	16,797	20,070
Adjusted pretax operating income	$137,345	$140,132	$125,904	$115,905	$145,426

	Services
	2016		2015
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Services revenue (2)	$39,002	$32,196	$38,175	$43,114	$44,595

Direct cost of services	25,224	22,053	22,880	25,870	25,501
Other operating expenses before corporate allocations	12,537	13,883	11,710	11,533	11,522
Total	37,761	35,936	34,590	37,403	37,023
Adjusted pretax operating income (loss) before corporate allocations (3)	1,241	(3,740)	3,585	5,711	7,572
Allocation of corporate operating expenses	2,779	1,751	968	1,567	1,307
Allocation of interest expense	4,422	4,422	4,414	4,423	4,431
Adjusted pretax operating income (loss)	$(5,960)	$(9,913)	$(1,797)	$(279)	$1,834

(1)	Net of ceded premiums written under the Single Premium QSR transaction of $197.6 million.
(2)	Inter-segment information:

	2016		2015
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Inter-segment expense included in Mortgage Insurance segment	$709	$596	$682	$925	$1,092
Inter-segment revenue included in Services segment	709	596	682	925	1,092

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit F (page 2 of 2)

(3) Supplemental information for Services adjusted EBITDA (see definition in Exhibit G):

	2016		2015
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss) before corporate allocations	$1,241	$(3,740)	$3,585	$5,711	$7,572
Depreciation and amortization	747	661	612	555	482
Services adjusted EBITDA	$1,988	$(3,079)	$4,197	$6,266	$8,054

Selected balance sheet information for our segments, as of the periods indicated, is as follows:

	At June 30, 2016
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,708,233	$359,030	$6,067,263

	At December 31, 2015
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,281,597	$360,503	$5,642,100

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit G (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented non-GAAP financial measures for the consolidated company, “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share,” among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP pretax income (loss) from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit G (page 2 of 2)

(4)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income taxes, depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services adjusted EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit H for the reconciliation of our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, to the most comparable GAAP measures, pretax income from continuing operations and diluted net income per share from continuing operations, respectively. Exhibit H also contains the reconciliation of Services adjusted EBITDA to the most comparable GAAP measure, net income.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and Services adjusted EBITDA are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income (loss) from continuing operations, diluted net income (loss) per share from continuing operations or net income. Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H (page 1 of 2)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income
from Continuing Operations

	2016		2015
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss):
Mortgage Insurance	$137,345	$140,132	$125,904	$115,905	$145,426
Services	(5,960)	(9,913)	(1,797)	(279)	1,834
Total adjusted pretax operating income	131,385	130,219	124,107	115,626	147,260

Net gains (losses) on investments and other financial instruments	30,527	31,286	(13,402)	3,868	28,448
Loss on induced conversion and debt extinguishment	(2,108)	(55,570)	(2,320)	(11)	(91,876)
Acquisition-related expenses (1)	54	(205)	(266)	(525)	(567)
Amortization and impairment of intangible assets (1)	(3,311)	(3,328)	(3,409)	(3,273)	(3,281)
Consolidated pretax income from continuing operations	$156,547	$102,402	$104,710	$115,685	$79,984

(1)	Please see Exhibit G for the definition of this line item.

Reconciliation of Adjusted Diluted Net Operating Income Per Share to Diluted Net Income Per Share
from Continuing Operations

	2016		2015
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted diluted net operating income per share (1)	$0.38	$0.37	$0.34	$0.31	$0.40

Per share impact of debt items:
Loss on induced conversion and debt extinguishment	(0.01)	(0.23)	(0.01)	—	(0.37)
Income tax provision (benefit) (2)	—	(0.03)	(0.04)	—	(0.09)
Per share impact of debt items	(0.01)	(0.20)	0.03	—	(0.28)

Per share impact of other reconciling items:
Net gains (losses) on investments and other financial instruments	0.13	0.13	(0.05)	0.01	0.11
Acquisition-related expenses	—	—	—	—	—
Amortization and impairment of intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Income tax provision (benefit) on other reconciling items (1)	0.04	0.04	(0.02)	—	0.04
Difference between statutory and effective tax rate	(0.01)	0.04	(0.01)	(0.02)	0.02
Per share impact of other reconciling items	0.07	0.12	(0.05)	(0.02)	0.08
Diluted net income per share from continuing operations (3)	$0.44	$0.29	$0.32	$0.29	$0.20

(1)	Calculated using the company’s federal statutory tax rate. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(2)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate.

(3)	In periods with no activity from discontinued operations, diluted net income per share from continuing operations is equivalent to diluted net income per share.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H (page 2 of 2)

Reconciliation of Services Adjusted EBITDA to Net Income

	2016		2015
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Services adjusted EBITDA	$1,988	$(3,079)	$4,197	$6,266	$8,054
Allocation of corporate operating expenses to Services	(2,779)	(1,751)	(968)	(1,567)	(1,307)
Allocation of corporate interest expenses to Services	(4,422)	(4,422)	(4,414)	(4,423)	(4,431)
Services depreciation and amortization	(747)	(661)	(612)	(555)	(482)
Services adjusted pretax operating income (loss)	(5,960)	(9,913)	(1,797)	(279)	1,834
Mortgage Insurance adjusted pretax operating income	137,345	140,132	125,904	115,905	145,426
Total adjusted pretax operating income	131,385	130,219	124,107	115,626	147,260

Net gains (losses) on investments and other financial instruments	30,527	31,286	(13,402)	3,868	28,448
Loss on induced conversion and debt extinguishment	(2,108)	(55,570)	(2,320)	(11)	(91,876)
Acquisition-related expenses	54	(205)	(266)	(525)	(567)
Amortization and impairment of intangible assets	(3,311)	(3,328)	(3,409)	(3,273)	(3,281)
Consolidated pretax income from continuing operations	156,547	102,402	104,710	115,685	79,984
Income tax provision	58,435	36,153	30,182	45,594	34,791
Net income from continuing operations	98,112	66,249	74,528	70,091	45,193
Income from discontinued operations, net of tax	—	—	—	—	4,855
Net income	$98,112	$66,249	$74,528	$70,091	$50,048

On a consolidated basis, “adjusted pretax operating income” and “adjusted diluted net operating income per share” are measures not determined in accordance with GAAP. "Services adjusted EBITDA" is also a non-GAAP measure. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income from continuing operations or diluted net income per share from continuing operations. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit G for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit I

	2016		2015
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Total primary new insurance written	$12,921	$8,071	$9,099	$11,176	$11,751

Percentage of primary new insurance written by FICO score
>=740	60.9%	58.4%	60.3%	61.0%	63.0%
680-739	32.2	33.7	32.2	31.9	30.8
620-679	6.9	7.9	7.5	7.1	6.2
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	74%	71%	71%	73%	68%
Direct single premiums	26%	29%	29%	27%	32%

Net single premiums (1)	17%	19%	29%	27%	32%

Refinances	18%	19%	17%	13%	23%
LTV
95.01% and above	4.8%	3.7%	3.6%	3.5%	3.2%
90.01% to 95.00%	50.2%	50.5%	49.5%	51.5%	49.4%
85.01% to 90.00%	31.8%	33.1%	34.4%	34.1%	34.0%
85.00% and below	13.2%	12.7%	12.5%	10.9%	13.4%

(1)	In 2016, represents percentage of direct single premiums written, after consideration of the 35% single premium NIW ceded under the Single Premium QSR.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit J

	June 30,			March 31,		December 31,		September 30,		June 30,
($ in millions)	2016			2016		2015		2015		2015
Primary insurance in force (1)
Flow	$170,069			$167,526		$167,469		$166,527		$164,137
Structured	7,603			7,860		8,115		8,339		8,555
Total Primary	$177,672			$175,386		$175,584		$174,866		$172,692

Prime	$168,259			$165,526		$165,291		$164,060		$161,397
Alt-A	5,627			5,907		6,176		6,531		6,857
A minus and below	3,786			3,953		4,117		4,275		4,438
Total Primary	$177,672			$175,386		$175,584		$174,866		$172,692

Primary risk in force (1) (2)
Flow	$43,576			$42,861		$42,771		$42,454		$41,706
Structured	1,748			1,805		1,856		1,910		1,957
Total Primary	$45,324			$44,666		$44,627		$44,364		$43,663

Flow
Prime	$42,008			$41,211		$41,036		$40,629		$39,781
Alt-A	959			1,010		1,061		1,124		1,191
A minus and below	609			640		674		701		734
Total Flow	$43,576			$42,861		$42,771		$42,454		$41,706

Structured
Prime	$1,068			$1,101		$1,134		$1,155		$1,182
Alt-A	343			356		366		386		397
A minus and below	337			348		356		369		378
Total Structured	$1,748			$1,805		$1,856		$1,910		$1,957

Total
Prime	$43,076			$42,312		$42,170		$41,784		$40,963
Alt-A	1,302			1,366		1,427		1,510		1,588
A minus and below	946			988		1,030		1,070		1,112
Total Primary	$45,324			$44,666		$44,627		$44,364		$43,663

Percentage of primary risk in force
Direct monthly and other premiums	69%			69%		69%		70%		70%
Direct single premiums	31%			31%		31%		30%		30%

Net single premiums (3)	25%			25%		30%		30%		29%

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	14.0	:1	(4)	12.5	:1	14.3	:1	16.5	:1	16.5	:1
Risk to capital ratio-Mortgage Insurance combined	14.2	:1	(4)	12.9	:1	14.6	:1	17.9	:1	18.0	:1

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Represents RIF after giving effect to all reinsurance ceded ("Net RIF").
(4)	Preliminary.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Percentage of Primary Risk in Force by FICO, LTV and Policy Year and Primary Risk in Force on Defaulted Loans(1)
Exhibit K

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2016	2016	2015	2015	2015
Percentage of primary risk in force by FICO score
Flow
>=740	58.2%	58.2%	58.3%	58.2%	58.1%
680-739	30.9	30.7	30.5	30.3	30.2
620-679	9.9	10.0	10.1	10.3	10.5
<=619	1.0	1.1	1.1	1.2	1.2
Total Flow	100.0%	100.0%	100.0%	100.0%	100.0%

Structured
>=740	29.3%	29.3	29.4%	28.9%	28.7%
680-739	27.7	27.8	27.7	27.9	27.9
620-679	25.0	25.0	25.0	25.2	25.4
<=619	18.0	17.9	17.9	18.0	18.0
Total Structured	100.0%	100.0%	100.0%	100.0%	100.0%

Total
>=740	57.1%	57.0%	57.1%	57.0%	56.7%
680-739	30.8	30.6	30.3	30.2	30.1
620-679	10.5	10.7	10.8	10.9	11.2
<=619	1.6	1.7	1.8	1.9	2.0
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	7.1%	7.2%	7.3%	7.4%	7.6%
90.01% to 95.00%	51.6	50.9	50.4	49.8	49.0
85.01% to 90.00%	33.3	33.7	34.0	34.3	34.6
85.00% and below	8.0	8.2	8.3	8.5	8.8
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	5.5%	6.0%	6.3%	6.8%	7.3%
2006	3.4	3.6	3.7	3.9	4.2
2007	7.9	8.4	8.7	9.1	9.6
2008	5.6	6.0	6.3	6.6	7.0
2009	1.3	1.5	1.7	1.8	2.0
2010	1.2	1.3	1.4	1.5	1.7
2011	2.5	2.7	2.9	3.1	3.5
2012	9.7	10.6	11.2	12.0	13.0
2013	15.5	17.0	18.1	19.2	20.8
2014	14.9	16.3	17.1	18.0	19.0
2015	21.0	22.0	22.6	18.0	11.9
2016	11.5	4.6	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (2)	$1,398	$1,562	$1,625	$1,666	$1,753

(1)	Includes amounts ceded under our reinsurance agreements.
(2)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit L

	2016		2015
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net claims paid
Prime	$56,036	$74,432	$56,900	$65,396	$83,489
Alt-A	18,349	28,929	21,343	18,966	23,260
A minus and below	12,315	13,196	11,530	14,028	14,965
Total primary claims paid	86,700	116,557	89,773	98,390	121,714
Pool	5,451	7,389	6,477	8,721	10,798
Second-lien and other	(231)	345	(143)	(16)	(53)
Subtotal	91,920	124,291	96,107	107,095	132,459
Impact of captive terminations	(2,618)	(120)	(65)	—	—
Impact of settlements	1,400	3,500	80,426	61,994	79,557
Total	$90,702	$127,671	$176,468	$169,089	$212,016

Average claim paid (1)
Prime	$48.6	$47.7	$46.9	$46.2	$48.1
Alt-A	63.5	63.0	61.7	60.2	59.5
A minus and below	39.9	36.8	40.6	42.5	40.1
Total primary average claims paid	49.5	49.0	48.7	47.8	48.7
Pool	58.0	53.2	56.3	51.3	69.7
Total	$49.6	$48.9	$48.9	$47.8	$49.6

Average primary claim paid (2)	$49.9	$49.6	$50.5	$48.5	$49.6
Average total claim paid (2)	$50.0	$49.5	$50.6	$48.5	$50.4

($ in thousands, except primary reserve per	June 30,	March 31,	December 31,	September 30,	June 30,
primary default amounts)	2016	2016	2015	2015	2015

Reserve for losses by category
Prime	$420,281	$438,598	$480,481	$519,572	$562,918
Alt-A	173,284	183,189	203,706	234,772	256,854
A minus and below	112,001	116,835	129,352	137,441	148,043
IBNR and other	74,639	79,051	83,066	107,179	125,038
LAE	22,389	23,600	26,108	41,464	48,141
Reinsurance recoverable (3)	6,044	8,239	8,286	11,071	11,677
Total primary reserves	808,638	849,512	930,999	1,051,499	1,152,671
Pool insurance	36,982	38,843	42,084	43,234	47,902
IBNR and other	897	1,050	1,118	949	891
LAE	1,163	1,227	1,335	1,983	2,353
Reinsurance recoverable (3)	33	—	—	—	—
Total pool reserves	39,075	41,120	44,537	46,166	51,146
Total 1st lien reserves	847,713	890,632	975,536	1,097,665	1,203,817
Second-lien and other	666	716	863	905	975
Total reserves	$848,379	$891,348	$976,399	$1,098,570	$1,204,792

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$24,609	$24,959	$24,019	$26,237	$27,279

(1)	Net of reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit M

	June 30,	March 31,	December 31,	September 30,	June 30
	2016	2016	2015	2015	2015
Default Statistics
Primary Insurance:
Prime
Number of insured loans	826,511	817,236	816,797	812,657	802,719
Number of loans in default	19,025	19,510	22,223	22,328	23,237
Percentage of loans in default	2.30%	2.39%	2.72%	2.75%	2.89%

Alt-A
Number of insured loans	29,445	30,990	32,411	34,166	35,927
Number of loans in default	4,820	5,138	5,813	6,318	6,949
Percentage of loans in default	16.37%	16.58%	17.94%	18.49%	19.34%

A minus and below
Number of insured loans	29,450	30,681	31,902	33,018	34,224
Number of loans in default	5,982	6,221	7,267	7,229	7,490
Percentage of loans in default	20.31%	20.28%	22.78%	21.89%	21.89%

Total Primary
Number of insured loans	885,406	878,907	881,110	879,841	872,870
Number of loans in default (1)	29,827	30,869	35,303	35,875	37,676
Percentage of loans in default	3.37%	3.51%	4.01%	4.08%	4.32%

(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:

	June 30,	March 31,	December 31,	September 30,	June 30
	2016	2016	2015	2015	2015
Number of loans in default	2,180	2,339	2,821	2,993	3,246

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - QSR, Captives and Persistency
Exhibit N

	2016		2015
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Initial and Second Quota Share Reinsurance (“QSR”) Transactions
QSR ceded premiums written (1)	$7,356	$7,962	$6,934	$8,466	$4,217
% of premiums written	2.9%	3.4%	2.9%	3.4%	1.7%
QSR ceded premiums earned (1)	$11,172	$11,325	$10,523	$12,203	$9,463
% of premiums earned	4.5%	4.7%	4.4%	5.1%	3.8%
Ceding commissions written	$2,099	$2,270	$2,553	$2,743	$2,982
Ceding commissions earned	$4,976	$5,739	$4,921	$4,026	$5,363
Profit commission	$—	$—	$1,559	$678	$5,760
Risk in force included in QSR (2)	$1,872,017	$2,018,468	$2,131,030	$2,253,913	$2,394,985

Single Premium QSR Transaction
QSR ceded premiums written (1)	$11,488	$197,593	N/A	N/A	N/A
% of premiums written	4.6%	84.7%	N/A	N/A	N/A
QSR ceded premiums earned (1)	$7,146	$5,994	N/A	N/A	N/A
% of premiums earned	2.9%	2.5%	N/A	N/A	N/A
Ceding commissions written	$4,844	$50,932	N/A	N/A	N/A
Ceding commissions earned	$3,759	$3,032	N/A	N/A	N/A
Profit commission	$7,891	$6,134	N/A	N/A	N/A
Risk in force included in QSR (2)	$3,461,464	$3,308,057	N/A	N/A	N/A

Total risk in force included in QSRs	$5,333,481	$5,326,525	$2,131,030	$2,253,913	$2,394,985

1st Lien Captives
Premiums earned ceded to captives	$1,346	$1,869	$2,268	$2,434	$2,700
% of total premiums earned	0.5%	0.8%	1.0%	1.0%	1.1%

Persistency (twelve months ended)	79.9%	79.4%	78.8%	79.2%	80.1%
Persistency (quarterly, annualized)	78.0%	82.3%	81.8%	80.5%	76.2%

(1)	Net of profit commission.
(2)	Included in primary risk in force.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including in particular but without limitation, unemployment rates, interest rates and changes in housing markets and mortgage credit markets that could impact the size of the insurable market and the credit performance of our insured portfolio;
  changes in the way customers, investors, regulators or legislators perceive the performance and financial strength of private mortgage insurers;
  Radian Guaranty’s ability to remain eligible under the PMIERs and other applicable requirements imposed by the Federal Housing Finance Agency and by the GSEs to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including in particular but without limitation, plans and strategies that require GSE and/or regulatory approvals;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;

  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, including the GSEs’ interpretation and application of the PMIERs to Radian Guaranty;
  changes in the current housing finance system in the U.S., including in particular but without limitation, the role of the FHA, the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the Persistency Rates of our Monthly Premium Policies;
  heightened competition in our mortgage insurance business, including in particular but without limitation, increased price competition and competition from other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted;
  the outcome of legal and regulatory actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  changes in GAAP or SAP rules and guidance, or their interpretation;
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries; and
  the possibility that we may need to impair the carrying value of goodwill established in connection with our acquisition of Clayton.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2015 Form 10-K, and in our subsequent quarterly and other reports filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz